                                                    ---------------------------
                                                    |      OMB APPROVAL       |
                          UNITED STATES             ---------------------------
                SECURITIES AND EXCHANGE COMMISSION  |OMB Number: 3235-0145    |
                     Washington, D.C. 20549         |Expires: August 31, 1999 |
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                                                    |Hours per response 14.90 |
                          SCHEDULE 13G              ---------------------------

                    Under the Securities Exchange Act of 1934

                           (Amendment No. _________)*

                                SKINVISIBLE, INC.
________________________________________________________________________________
                                (Name of Issuer)
                                  COMMON STOCK
________________________________________________________________________________
                         (Title of Class of Securities)

                                  830703  10  4
                     ______________________________________
                                 (CUSIP Number)


                                DECEMBER 31, 2001
________________________________________________________________________________
             (Date of Event Which Requires Filing of this Statement)


          Check the appropriate box to designate the rule pursuant to which this
Schedule  is  filed:

                    [_]  Rule  13d-1(b)

                    [_]  Rule  13d-1(c)

                    [X]  Rule  13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




SEC  1745  (3-98)                    Page  1  of  5

CUSIP  No.  830703  10  4
--------------------------

1.     Names  of  Reporting  Persons
       I.R.S.  Identification  Nos.  of  above  persons  (entities  only).:
       LUTZ  FAMILY  TRUST  ###-##-####

--------------------------------------------------------------------------------

2.     Check  the  Appropriate  Box  if  a  Member of a Group (See Instructions)

       (a)     [_]

       (b)     [_]               N/A

--------------------------------------------------------------------------------

3.     SEC  Use  Only:

--------------------------------------------------------------------------------

4.     Citizenship  or  Place  of  Organization:  UNITED  STATES

--------------------------------------------------------------------------------

Number of         5.     Sole Voting Power:  6,117,500
Shares Bene-             -------------------------------------------------------
finically by
Owned by Each     6.     Shared Voting Power:  N/A
Reporting                -------------------------------------------------------
Person With:
                  7.     Sole Dispositive Power:  6,117,500
                         -------------------------------------------------------

                  8.     Shared Dispositive Power:  N/A

--------------------------------------------------------------------------------

9.     Aggregate  Amount Beneficially Owned by Each Reporting Person:  6,117,500

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions):

11.    Percent  of  Class  Represented  by  Amount  in  Row  (9):   38.0%


12.    Type  of  Reporting  Person  (See  Instructions)  OO

--------------------------------------------------------------------------------

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CUSIP  No.  _830703  10  4
--------------------------
Item  1.

(a)     Name  of  Issuer:  SKINVISIBLE,  INC.

(b)     Address  of  Issuer's Principal Executive Offices:
        6320 S. Sandhill Rd, Ste 10, Las Vegas,  NV  89120

Item  2.

(a)     Name  of  Person  Filing:  LUTZ  FAMILY  TRUST

(b)     Address  of  Principal  Business  Office  or,  if  none,  Residence:
        71 Biltmore Estates, Phoenix AZ  85016

(c)     Citizenship:  UNITED  STATES

(d)     Title  of  Class  of  Securities:  COMMON  STOCK

(e)     CUSIP  Number:  830703  10  4

Item 3. If this statement is filed pursuant to Sec.Sec. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)     [_]     Broker or dealer registered under section 15 of the Act (15
                     U.S.C.  78o).

     (b)     [_]     Bank  as  defined  in section 3(a)(6) of the Act (15 U.S.C.
                     78c).

     (c)     [_]     Insurance company as defined in section 3(a)(19) of the Act
                     (15  U.S.C.  78c).

     (d)     [_]     Investment  company  registered  under  section  8  of  the
                     Investment Company  Act  of  1940  (15  U.S.C.  80a-8).

     (e)     [_]     An  investment  adviser  in  accordance  with
                     Sec.240.13d-1(b)(1)(ii)(E):

     (f)     [_]     An  employee  benefit  plan or endowment fund in accordance with  Sec.240.13d-1(b)(1)(ii)(F):

     (g)     [_]     A  parent  holding  company or control person in accordance with  Sec.240.13d-1(b)(1)(ii)(G)

     (h)     [_]     A  savings  associations  as defined in Section 3(b) of the
                     Federal  Deposit  Insurance  Act  (12  U.S.C.  1813):

     (i)     [_]     A  church  plan  that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3):

     (j)     [_]     Group,  in  accordance  with  Sec.240.13d-1(b)(1)(ii)(J).

Item  4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)     Amount  Beneficially  owned:   6,117,500
(b)     Percent  of  Class:   38.0%
(c)     Number  of  shares  as  to  which  the  person  has:
    (i)     Sole  power  to  vote  or  to  direct  the  vote:  6,117,500
    (ii)    Shared  power  to  vote  or  to  direct  the  vote:  N/A
    (iii)   Sole  power  to  dispose  or  to direct the disposition of:
            6,117,500
    (iv)    Shared power to  dispose  or  to  direct  the  disposition  of:  N/A

CUSIP  No.  830703  10  4
--------------------------

Item  5.  Ownership  of  Five  Percent  or  Less  of  a  Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]


Item  6.  Ownership  of  More  than  Five  Percent  on Behalf of Another Person.
          N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
          Company     N/A


Item  8   Identification  and Classification of Members of the Group         N/A


Item  9.  Notice  of  Dissolution  of  Group          N/A


Item 10.  Certification

CUSIP No. 830703  10  4
--------------------------



          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             FEBRUARY  13,  2002

                                       _________________________________________
                                                  Date

                                        /s/ Robert F. Lutz
                                       _________________________________________
                                                  Signature

                                             Robert  F.  Lutz,  Trustee
                                       _________________________________________
                                                  Name/Title